HEI Exhibit 12 (page 1 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2007		2006		2005
Years ended December 31	(1)	(2)	(1)	(2)	(1)	(2)
(dollars in thousands)

Fixed charges
Total interest charges (3)	$156,575	$238,454	$148,160	$221,774	$144,671	$196,735
Interest component of rentals	5,367	5,367	4,729	4,729	4,133	4,133
Pretax preferred stock dividend requirements of subsidiaries	2,899	2,899	2,974	2,974	2,976	2,976

Total fixed charges	$164,841	$246,720	$155,863	$229,477	$151,780	$203,844

Earnings
Pretax income from continuing operations	$131,057	$131,057	$171,055	$171,055	$201,344	$201,344
Fixed charges, as shown	164,841	246,720	155,863	229,477	151,780	203,844
Interest capitalized	(2,552)	(2,552)	(2,879)	(2,879)	(2,020)	(2,020)

Earnings available for fixed charges	$293,346	$375,225	$324,039	$397,653	$351,104	$403,168

Ratio of earnings to fixed charges	1.78	1.52	2.08	1.73	2.31	1.98

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12 (page 2 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Continued

	2004		2003
Years ended December 31	(1)	(2)	(1)	(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$142,779	$189,963	$138,808	$192,616
Interest component of rentals	3,935	3,935	4,214	4,214
Pretax preferred stock dividend requirements of subsidiaries	2,956	2,956	3,082	3,082
Preferred securities distributions of trust subsidiaries	—	—	16,035	16,035

Total fixed charges	$149,670	$196,854	$162,139	$215,947

Earnings
Pretax income from continuing operations	$200,219	$200,219	$182,415	$182,415
Fixed charges, as shown	149,670	196,854	162,139	215,947
Interest capitalized	(2,542)	(2,542)	(1,914)	(1,914)

Earnings available for fixed charges	$347,347	$394,531	$342,640	$396,448

Ratio of earnings to fixed charges	2.32	2.00	2.11	1.84

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.